Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VOLCON, INC.

Volcon, Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is “Volcon, Inc.”

2. The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 21, 2020 and was amended and restated on October 1, 2020 and further amended and restated on October 8, 2021 (the “Certificate of Incorporation”).

3. Article IV, subsection 4.1, of the Certificate of Incorporation of the Corporation is hereby amended by amending and restating the Article IV, subsection 4.1 as follows:

“Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.00001 per share, which the Corporation is authorized to issue is 255,000,000 shares, consisting of (a) 250,000,000 shares of common stock (the “Common Stock”), and (b) 5,000,000 shares of preferred stock (the “Preferred Stock”).”

4. This Certificate of Amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware (“DGCL”).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designation to be duly executed by its duly authorized officer as of this 15th day of June 2023.

Volcon, Inc.

Name:  /s/ Greg Endo

Title:    Greg Endo, Chief Financial Officer